Exhibit 21

                     TREDEGAR INDUSTRIES, INC.
                            Virginia

                                                  Jurisdiction
Name of Subsidiary                                of Incorporation

APPX Software, Inc.                               Virginia
The William L. Bonnell Company, Inc.              Georgia
Brudi, Inc.                                       Oregon
Brudi Limited                                     United Kingdom
Brudi Pacific Pty Ltd                             Queensland Australia
Capitol Products Corporation                      Pennsylvania
Fiberlux, Inc.                                    Virginia
Idlewood Properties, Inc.                         Virginia
Massie Tool, Mold & Die, Inc.                     Florida
Molecumetics Institute, Ltd.                      Virginia
Molecumetics, Ltd.                                Virginia
Polestar Plastics Manufacturing Company           Virginia
Strauss 9 de Julio S.A.                           Argentina
Tredegar Brazil Industria                         Brazil
  De Plasticos Ltda.
Tredegar Development Corporation                  Virginia
Tredegar Exploration, Inc.                        Virginia
Tredegar Film Products Argentina S.A.             Argentina
Tredegar Film Products, B.V.                      Netherlands
Tredegar Foreign Sales Corporation                U.S. Virgin Islands
Tredegar Investments, Inc.                        Virginia
Tredegar Molded Products Company                  Virginia
Virginia Techport, Inc.                           Virginia



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